Exhibit 99.1

Blackstone Infrastructure Partners Enters into Definitive Agreement to
Acquire Controlling Interest in Tallgrass Energy

LEAWOOD, Kan. & NEW YORK -- January 31, 2019 -- Tallgrass Energy, LP (NYSE: TGE) and Blackstone (NYSE: BX) today announced that affiliates of Blackstone Infrastructure Partners (“BIP”) have entered into a definitive agreement with affiliates of Kelso & Co., The Energy & Minerals Group, and Tallgrass KC, LLC, an entity owned by certain members of TGE’s management, to acquire 100% of the membership interests in TGE’s general partner, as well as an approximately 44% economic interest in Tallgrass, for total cash consideration of approximately $3.3 billion. Affiliates of GIC, Singapore’s sovereign wealth fund, will be a minority investor in the transaction.

“Blackstone’s scale, long-term capital, and investment expertise across the energy industry make it an ideal partner for our business as we continue to create value and invest capital in accretive growth opportunities,” said Tallgrass President and CEO David G. Dehaemers Jr. “We appreciate the successful partnership we have had with Kelso and EMG since 2012 and thank them for their significant support. We look forward to working with Blackstone to continue maximizing value for all stakeholders.”

“Tallgrass is managed by an exceptional team that has an outstanding track record of commercial, operational and financial success,” said Sean Klimczak, Global Head of Infrastructure at Blackstone. “This transaction represents a rare opportunity to invest in a large-scale U.S. midstream infrastructure platform that connects high-production supply basins to key markets and is underpinned by long-term contracts. We are excited to partner with and to support the established Tallgrass management team over the long term as they execute on their robust backlog of attractive growth projects.”

Closing of the transaction remains subject to customary closing conditions and is expected within the first quarter of 2019.

Transaction Advisors

Baker Botts L.L.P. acted as legal advisor to Tallgrass. Citi acted as the financial advisor and Vinson & Elkins acted as the legal advisor to Blackstone on the transaction. Sidley Austin LLP acted as the legal advisor to GIC.

About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit www.tallgrassenergy.com.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies in which we invest, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with $457 billion in assets under management, include investment vehicles focused on infrastructure, private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on twitter @Blackstone.

About GIC

GIC is a leading global investment firm with well over US$100 billion in assets under management. Established in 1981 to secure the financial future of Singapore, the firm manages Singapore’s foreign reserves. With its disciplined long-term value approach, GIC is uniquely positioned to invest in both the public and private markets, including equities, fixed income, real estate, private equity and infrastructure. In infrastructure, GIC’s primary strategy is to invest directly in operating infrastructure assets with a high degree of cash flow visibility and which provide a hedge against inflation. These include mature, low to moderate-risk assets in developed markets, complemented by investments with higher growth potential in emerging markets. Headquartered in Singapore, GIC employs over 1,500 people across 10 offices in key financial cities worldwide. For more information about GIC, please visit www.gic.com.sg.

Cautionary Note Concerning Forward-Looking Statements

Disclosures in this press release contain forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements, including whether the proposed transaction will occur in the first quarter of 2019 or at all. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Tallgrass or Blackstone, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by Tallgrass or Blackstone with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and neither Tallgrass nor Blackstone intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Tallgrass Energy:

Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com

or

Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
phyllis.hammond@tallgrassenergylp.com

Blackstone:

Paula Chirhart
Public Affairs, Blackstone
+1-212-583-5011
paula.chirhart@blackstone.com